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                                                                  EXHIBIT (i)(i)

                     [LETTERHEAD OF DECHERT PRICE & RHOADS]

                                          June 17, 1991

Cohen & Steers Realty Shares, Inc.
757 Third Avenue
New York, New York 10017

Gentlemen:

    In connection with the registration under the Securities Act of 1933 of an indefinite number of shares of common stock of Cohen & Steers Realty Shares, Inc. (the 'Fund'), we have examined such matters as we have deemed necessary to give this opinion. Further, we have relied upon the opinion of Venable, Baetjer and Howard as to matters of Maryland General Corporation Law.

    On the basis of the foregoing, it is our opinion that the shares have been duly authorized and, when paid for as contemplated by the Fund's Registration Statement, will be validly issued, fully paid, and non-assessable, assuming the number of shares outstanding does not exceed the number of shares authorized to be issued in the Fund's Articles of Incorporation.

    We hereby consent to the filing of this opinion as an exhibit to the Registration State and to all references to our firm therein.

                                          Very truly yours,

                                          DECHERT PRICE & RHOADS